Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated February 24, 2011, relating to the financial statements and financial statement schedules of Great Plains Energy Incorporated and subsidiaries and the effectiveness of internal control over financial reporting, appearing in the Annual Report on Form 10-K of Great Plains Energy Incorporated and subsidiaries for the year ended December 31, 2010.

/s/DELOITTE & TOUCHE LLP

Kansas City, Missouri
September 14, 2011